As filed with the Securities and Exchange Commission on July 29, 2011
Registration No. 333-________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
Republic Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	65-0716904

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

18500 North Allied Way Phoenix, Arizona	85054

(Address of Principal Executive Offices)	(Zip Code)
Republic Services, Inc. Amended and Restated 2007 Stock Incentive Plan
(as amended and restated effective May 12, 2011)

 (Full title of the plan)
Michael P. Rissman
Executive Vice President, General Counsel and Corporate Secretary
Republic Services, Inc.
18500 North Allied Way
Phoenix, Arizona 85054

 (Name and address of agent for service)
(480) 627-2700

 (Telephone number, including
area code, of agent for service)
Copy to:
Jodi A. Simala
71 South Wacker Drive
Chicago, Illinois 60606
(312) 782-0600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered (1)	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $0.01 per share	21,000,000 shares (3)	$29.895	$627,795,000	$72,887.00

(1)	This Registration Statement shall, in accordance with Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act and computed on the basis of the average of the high and low sales prices per share of the Registrant’s common stock, as reported on The New York Stock Exchange on July 26, 2011.

(3)	This Registration Statement is being filed pursuant to General Instruction E to Form S-8 to register additional shares issuable under the Republic Services, Inc. 2007 Stock Incentive Plan (the “Plan”), as to which Plan shares were previously registered under the Registrant’s Registration Statement on Form S-8 (No. 333-150943).

REGISTRATION OF ADDITIONAL SECURITIES
     Pursuant to General Instruction E for Form S-8, the contents of the Registration Statement of Republic Services, Inc. (“Republic” or the “Registrant”), on Form S-8, File No. 333-150943 (the “Prior Registration Statement”), are incorporated herein by reference. This Registration Statement covers 21,000,000 additional shares of common stock issuable under the Republic Services, Inc. Amended and Restated 2007 Stock Incentive Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;
     (b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;
     (c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 10, 2011, April 15, 2011, April 21, 2011, May 9, 2011, May 12, 2011, July 28, 2011 (relating to item 8.01, which is filed with the Commission) and July 29, 2011; and
     (d) The Registrant’s description of its common stock contained in its Registration Statement on Form 8-A, filed with the Commission on June 30, 1998, including all amendments or reports filed for purposes of updating the description included therein.
     In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such document.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8. Exhibits.
     A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant’s articles of incorporation, by-laws or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 29, 2011.

REPUBLIC SERVICES, INC.
By:	/s/ Donald W. Slager
	Name:	Donald W. Slager
	Title:	President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Donald W. Slager, Tod C. Holmes, Edward A. Lang, III and Michael P. Rissman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on July 29, 2011.

Signature	Title

/s/ Donald W. Slager	President, Chief Executive Officer and Director
Donald W. Slager	(principal financial officer)

/s/ Tod C. Holmes	Executive Vice President and Chief Financial Officer
Tod C. Holmes	(principal financial officer)

/s/ Charles F. Serianni	Senior Vice President and Chief Accounting Officer
Charles F. Serianni	(principal accounting officer)

/s/ James W. Crownover	Chairman of the Board
James W. Crownover

/s/ John W. Croghan	Director
John W. Croghan

/s/ William J. Flynn	Director
William J. Flynn

/s/ Michael Larson	Director
Michael Larson

/s/ Nolan Lehmann	Director
Nolan Lehmann

Signature	Title

/s/ W. Lee Nutter	Director
W. Lee Nutter

/s/ Ramon A. Rodriguez	Director
Ramon A. Rodriguez

/s/ Allan C. Sorensen	Director
Allan C. Sorensen

/s/ John M. Trani	Director
John M. Trani

/s/ Michael W. Wickham	Director
Michael W. Wickham

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Mayer Brown LLP as to the validity of the securities.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Mayer Brown LLP (contained in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page to Registration Statement).